Exhibit 5.1

SIDLEY AUSTIN LLP 1000 LOUISIANA STREET SUITE 6000 HOUSTON, TX 77002 +1 713 495 4500 +1 713 495 7799 FAX AMERICA • ASIA PACIFIC • EUROPE

May 22, 2019

NuStar Logistics, L.P.

19003 IH-10 West

San Antonio, Texas 78257

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-212338 (the “Registration Statement”), filed by NuStar Logistics, L.P., a Delaware limited partnership (“NuStar Logistics”), NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), and NuStar Pipeline Operating Partnership L.P., a Delaware limited partnership (“NuPOP” and, together with the Partnership, the “Guarantors”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, NuStar Logistics is issuing $500,000,000 aggregate principal amount of 6.00% Senior Notes due 2026 (the “Notes”). The Notes are guaranteed (the “Guarantees” and, together with the Notes, the “Securities”) by each of the Guarantors. The Securities are being issued under an Indenture dated as of July 15, 2002 (as amended by the Third Supplemental Indenture thereto, dated July 1, 2005, the “Base Indenture”) among NuStar Logistics, the Partnership, NuPOP and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Ninth Supplemental Indenture thereto, dated as of May 22, 2019, by and among NuStar Logistics, the Partnership, NuPOP and the Trustee (the Base Indenture, as so amended and supplemented, the “Indenture”). The Securities are to be sold by NuStar Logistics pursuant to an underwriting agreement dated May 16, 2019 (the “Underwriting Agreement”) among the Partnership, Riverwalk Logistics, L.P., a Delaware limited partner and the general partner of the Partnership (the “General Partner”), NuStar GP, LLC, a Delaware limited liability company and the general partner of the General Partner (“NuStar GP”), NuStar Logistics, NuPOP, NuStar GP, Inc., a Delaware corporation and the general partner of NuStar Logistics (“GP, Inc.”), NuStar Pipeline Company, LLC, a Delaware limited liability company and the general partner of NuPOP, and RBC Capital Markets, LLC, as representatives of the several underwriters named therein.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indenture, the Underwriting Agreement, the Securities in global form and the resolutions adopted by the board of directors of NuStar GP (the “Board”) and the pricing committee of the Board relating to the Registration

SIDLEY AUSTIN LLP IS A LIMITED LIABILITY PARTNERSHIP PRACTICING IN AFFILIATION WITH OTHER SIDLEY AUSTIN PARTNERSHIPS.

NuStar Logistics, L.P.

May 22, 2019

Statement, the Indenture, the Underwriting Agreement and the issuance of the Securities by NuStar Logistics and the Guarantors. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of NuStar GP and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of NuStar GP.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Notes will constitute valid and binding obligations of NuStar Logistics and (ii) the Guarantees will constitute valid and legally binding obligations of each of the Guarantors, when the Notes are duly executed by duly authorized officers of GP, Inc. and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Underwriting Agreement.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief. Our opinion is also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any debt securities or other obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

This opinion letter is limited to the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement.

NuStar Logistics, L.P.

May 22, 2019

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP